Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                                           Dated March 15, 2012
                                       Registration Statement No. 333-178761-02


Subject: PxgDetails $1.430+bln MBALT 12-A (Auto Lease)


LEAD MANAGERS: J.P.MORGAN(STR), BarCap, HSBC
CO-MANAGERS: Mizuho, RBS

===============================================================================
ClS  $AMT(MM)  S&P/F     WAL   L.FIN   PXG        %        COUP     $
A1    345.000  A-1/+F1+  0.32  04/13   IL    -22  0.34378  0.34378  100.00000
A2    495.000  AAA/AAA   1.00  04/14   EDSF  +16  0.669    0.66      99.99195
A3    489.000  AAA/AAA   1.65  11/14   EDSF  +30  0.885    0.88      99.99448
A4    101.264  AAA/AAA   2.09  11/17   IS    +43  1.077    1.07      99.99052
===============================================================================

EXPECTED PRICING   : Pxd
EXPECTED SETTLE    : 03/22/12
FIRST PAYMENT DATE : 04/16/12
PRICING SPEED      : 100% Prepay
ERISA ELIGIBLE     : YES
OFFERING TYPE      : SEC Registered
BBG TICKER         : MBALT 12-A
BILL & DELIVER     : J.P.MORGAN
CUSIPS             : TBA




IMPORTANT NOTICE
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.